UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to SECTION 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2021

Blackstone Private Credit Fund

(Exact name of registrant as specified in its charter)

Delaware	814-01358	84-7071531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Park Avenue, 31st Floor New York, NY		10154
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 503-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b–2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 18, 2021, Blackstone Private Credit Fund (the “Company”), entered into a senior secured credit facility (the “Credit Facility”) with Citibank, N.A. (“Citi”). Citi serves as administrative agent and collateral agent.

The Credit Facility provides for borrowings in U.S. dollars and certain agreed upon foreign currencies in an initial aggregate amount of up to $1.425 billion. Borrowings under the Credit Facility are subject to compliance with a borrowing base. The Credit Facility has an accordion feature, subject to the satisfaction of various conditions, which could bring total commitments under the Credit Facility to up to $2.5 billion. The Credit Facility provides for the issuance of letters of credit on behalf of the Company in an aggregate face amount not to exceed $100 million. Proceeds from the borrowings under the Credit Facility may be used for general corporate purposes of the Company and its subsidiaries. Availability of the revolver under the Credit Facility will terminate on the date that is four years after the closing date of the Credit Facility and all amounts outstanding under the Credit Facility must be repaid by the date that is five years after the closing date of the Credit Facility pursuant to an amortization schedule.

Loans under the Credit Facility bear interest at a per annum rate equal to, (x) for loans for which the Company elects the base rate option, the “alternate base rate” (which is the greatest of (a) the prime rate as publicly announced by Citi, (b) the sum of (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System plus (ii) 0.5%, and (c) one month LIBOR plus 1% per annum) plus (A) if the gross borrowing base is equal to or greater than 1.6 times the combined revolving debt amount, 0.75%, or (B) if the gross borrowing base is less than 1.6 times the combined revolving debt amount, 0.875%, (y) for loans for which the Company elects the Eurocurrency option, the applicable LIBO Rate for the related Interest Period for such Borrowing plus (A) if the gross borrowing base is equal to or greater than 1.6 times the combined revolving debt amount, 1.75%, or (B) if the gross borrowing base is less than 1.6 times the combined revolving debt amount, 1.875% and (z) with respect to any loan denominated in Pounds Sterling, SONIA for the applicable date plus (A) if the gross borrowing base is equal to or greater than 1.6 times the combined revolving debt amount, 1.8693%, or (B) if the gross borrowing base is less than 1.6 times the combined revolving debt amount, 1.9943%. The Company will pay an unused fee of 0.375% per annum on the daily unused amount of the revolver commitments. The Company will pay letter of credit participation fees and a fronting fee on the average daily amount of any lender’s exposure with respect to any letters of credit issued under the Credit Facility.

The Company’s obligations to the lenders under the Credit Facility are secured by a first priority security interest in substantially all of the Company’s assets.

In connection with the Credit Facility, the Company has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. In addition, the Company must comply with the following financial covenants: (a) the Company must maintain a minimum shareholders’ equity, measured as of each fiscal quarter end; and (b) the Company must maintain at all times a 150% asset coverage ratio.

The Credit Facility contains customary events of default for similar financing transactions. Upon the occurrence and during the continuation of an event of default, Citi may terminate the commitments and declare the outstanding advances and all other obligations under the Credit Facility immediately due and payable.

The foregoing description is only a summary of the material provisions of the Credit Facility and is qualified in its entirety by reference to a copy of the Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 to this current report on Form 8-K is by this reference incorporated in this Item 2.03.

Item 8.01 Other Events

On May 12, 2021, BCRED Bushnell Peak Funding LLC (“Bushnell”), a wholly-owned subsidiary of the Company, entered into a senior secured revolving credit facility (the “Bushnell Credit Facility”) with Bank of America, N.A. (“Bank of America”). Bank of America serves as administrative agent, Wells Fargo Bank, N.A. serves as collateral administrator and the Company serves as investment adviser under the Bushnell Credit Facility.

Advances under the Bushnell Credit Facility bear interest at a per annum rate equal to the “base rate” (which is the greatest of (i) the sum of (A) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System plus (B) 0.5%, (ii) the prime rate as publicly announced by Bank of America and (iii) one month LIBOR) plus the applicable margin of 1.35% per annum. Bushnell is required to utilize a minimum percentage of the financing commitments (the “Minimum Utilization Amount”), which amount is equal to 80% of the aggregate commitments beginning one month after the closing date of the Bushnell Credit Facility and thereafter. Unused amounts below the Minimum Utilization Amount accrue a fee at a rate of 1.35% per annum. In addition, Bushnell will pay an unused fee of 0.50% per annum on the daily unused amount of the financing commitments in excess of the Minimum Utilization Amount, commencing one month after the closing date of the Bushnell Credit Facility.

The initial principal amount of the Bushnell Credit Facility is $325 million. The Bushnell Credit Facility has an accordion feature, subject to the satisfaction of various conditions, which could bring total commitments under the Bushnell Credit Facility to up to $600 million. Proceeds from borrowings under the Bushnell Credit Facility may be used to fund portfolio investments by Bushnell and to make advances under revolving loans or delayed draw term loans where Bushnell is a lender. All amounts outstanding under the Bushnell Credit Facility must be repaid by the date that is two years after the closing date of the Bushnell Credit Facility.

Bushnell’s obligations to the lenders under the Bushnell Credit Facility are secured by a first priority security interest in all of Bushnell’s portfolio investments and cash. The obligations of Bushnell under the Bushnell Credit Facility are non-recourse to the Company, and the Company’s exposure under the Bushnell Credit Facility is limited to the value of the Company’s investment in Bushnell.

In connection with the Bushnell Credit Facility, Bushnell has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The Bushnell Credit Facility contains customary events of default for similar financing transactions, including if a change of control of Bushnell occurs. Upon the occurrence and during the continuation of an event of default, Bank of America may declare the outstanding advances and all other obligations under the Bushnell Credit Facility immediately due and payable. The occurrence of an event of default (as described above) triggers a requirement that Bushnell obtain the consent of Bank of America prior to entering into any sale or disposition with respect to portfolio investments.

On May 12, 2021, the Company and BCRED Summit Peak Funding LLC (“Summit Peak”), a wholly-owned subsidiary of the Company, entered into Amendment No. 1 (the “First Amendment”) to the Loan and Servicing Agreement (the “Loan Agreement”), dated March 3, 2021, by and among Summit Peak, as borrower, the Fund, as servicer, Société Générale, as agent, Wilmington Trust, National Association, as collateral agent, collateral administrator and collateral custodian, and each of the lenders from time to time party thereto. The First Amendment provides for, among other things, an upsize of the aggregate principal amount of the revolving credit commitments under the Loan Agreement from $500 million to $1 billion.

The foregoing descriptions are only a summary of the material provisions of the Bushnell Credit Facility and the First Amendment, and are qualified in their entirety by reference to the Bushnell Credit Facility and the First Amendment, as applicable.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit

Exhibit No.	Description

10.1	Senior Secured Credit Agreement, dated as of May 18, 2021, by and among Blackstone Private Credit Fund, Citibank N.A., as administrative agent, and Citibank, N.A. and BofA Securities, Inc. as joint bookrunners and joint lead arrangers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE PRIVATE CREDIT FUND

Date: May 24, 2021	By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Chief Compliance Officer, Chief Legal Officer and Secretary

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